                        EXPLANATION AND WAIVER OF RIGHTS
                    REGARDING CONFESSION OF JUDGMENT (SURETY)

         1. On the date hereof, CAMPUS PIPELINE, INC. (the "Obligor"), is signing and delivering to CITIZENS BANK OF PENNSYLVANIA, successor to Mellon Bank, N.A. ("Bank") a Subsidiary Guaranty Agreement (as the same may be renewed, modified, amended, extended, restated or replaced, whether one or more, the "Obligation"). Obligor has been advised by the Bank (and by the Obligor's legal counsel, if applicable) that the Obligation contains a clause that provides that the Bank may confess judgment against Obligor. Obligor has read the Obligation and clearly and specifically understands that by signing the Obligation which contains such confession of judgment clause:

              (a) The Obligor is authorizing the Bank to enter a judgment against the Obligor and in favor of the Bank, which may give the Bank a lien upon certain real estate of Obligor;

              (b) The Obligor is giving up an important right to any notice or opportunity for a hearing before the entry of this judgment on the records of the Court;

              (c) The Obligor is agreeing that the Bank may enter this judgment and understands that the Obligor will be unable to contest the validity of the judgment, should the Bank enter it, unless the Obligor successfully challenges entry of the judgment through a petition to open or strike the judgment, which will require the Obligor to retain counsel at the Obligor's expense;

              (d) The Obligor is giving up an important right to any notice or opportunity for a hearing before the Bank may request and use the power of the state government to deprive the Obligor of certain of its property pursuant to the judgment by seizing or having the Sheriff or other official seize certain personal property of Obligor, to satisfy the Obligation; and

              (e) The Obligor may be immediately deprived of the use of certain property that is seized by the Bank pursuant to the judgment without notice or a hearing, and the procedural rules of Pennsylvania's court system do not guarantee that the Obligor will receive a prompt hearing after the Obligor's property is seized.

         2. Obligor knows and understands that it is the confession of judgment clause in the Obligation which gives the Bank the rights described in subparagraphs (a) through (e) of paragraph 1 above.

         3. Fully and completely understanding the rights which are being given up if the Obligor signs the Obligation containing the confession of judgment, Obligor nevertheless freely, knowingly and voluntarily waives said rights and chooses to sign the Obligation.

         4. Obligor acknowledges that the proceeds of the Obligation are to be used for business purposes.

Dated this 23rd day of October, 2002.

OBLIGOR HAS READ THIS EXPLANATION AND WAIVER PRIOR TO SIGNING THE OBLIGATION AND FULLY UNDERSTANDS ITS CONTENTS.



                             CAMPUS PIPELINE, INC.


                             By: /s/ Eric Haskell
                             Name/Title: Eric Haskell / Executive Vice President

                                     - 2 -